FOR IMMEDIATE RELEASE

INNOPHOS HOLDINGS, INC. ANNOUNCES 2015 SHARE BUYBACK PROGRAM
FOR $125 MILLION, OR APPROXIMATELY 10% OF ITS MARKET CAPITALIZATION,
OVER THE NEXT 12 MONTHS
CRANBURY, New Jersey – (December 22, 2014) – Innophos Holdings, Inc. (NASDAQ: IPHS), a leading international producer of performance-critical and nutritional specialty ingredients, today announced that its board of directors had authorized a new repurchase program for the Company’s common stock for a total consideration of $125 million. The program will begin on January 1, 2015 and is expected to remain active for 12 months.
Under the program, shares will be repurchased at management’s discretion, either through open market transactions, block purchases, private transactions or other means and will be funded through existing liquidity and cash from operations. The exact number and timing of share repurchases will depend upon market conditions and other factors.
Randy Gress, Chairman and Chief Executive Officer, commented, “Our first priority for capital allocation remains investing in support of Innophos’ growth objectives. However, the strength of our balance sheet and long history of free cash flow generation has positioned us well to return capital to our shareholders. Our new share repurchase program, which targets buying 10 percent of our outstanding shares, reflects on-going constructive input from our shareholders and builds on our commitment to shareholder returns, including five dividend increases in less than four years and a significant increase in repurchases during 2014.”
The Company added that it had amended its existing senior credit facility to allow for completion of the new program. As of November 30, 2014, the Company had 21,606,996 shares of common stock outstanding.
About Innophos Holdings, Inc.

Innophos is a leading international producer of performance-critical and nutritional specialty ingredients, with applications in food, beverage, dietary supplements, pharmaceutical, oral care and industrial end markets. Innophos combines more than a century of experience in specialty phosphate manufacturing with a growing capability in a broad range of other specialty ingredients to supply a product range produced to stringent regulatory manufacturing standards and the quality demanded by customers worldwide. Innophos is continually developing new and innovative specialty ingredients addressing specific customer applications and supports these high-value products with industry-leading technical service. Headquartered in Cranbury, New Jersey, Innophos has manufacturing operations in Nashville, TN; Chicago Heights, IL; Chicago (Waterway), IL; Geismar, LA; Ogden, UT; North Salt Lake, UT; Salt Lake City, UT; Paterson, NJ; Green Pond, SC; Port Maitland, ON (Canada); Taicang (China); Coatzacoalcos, Veracruz and San Jose de Iturbide (Mission Hills), Guanajuato (Mexico). For more information please visit www.innophos.com. 'IPHS-G'

Contact Information:
Innophos Holdings, Inc.                 FTI Consulting, Inc.
Investor Relations: (609) 366-1299            Bryan Armstrong
investor.relations@innophos.com             312-553-6707